Exhibit 99.(a)(11)

Creation and Designation of

Additional Series of Shares of Beneficial Interest of

American Beacon Funds

Pursuant to Article III, Section 1 of the Amended and Restated Declaration of Trust of the American Beacon Funds (the “Trust”) dated March 4, 2015 (“Trust Instrument”), the American Beacon ARK Disruptive Innovation Fund (the “Fund”), a new series of the Trust, was created by resolution of the Trust’s Board of Trustees (“Board”) on November 3, 2016. On May 16, 2017 the Board ratified and approved the Fund’s name change to American Beacon ARK Transformational Innovation Fund.

The Fund and the Fund’s shares of beneficial interest (“Shares”) are as follows:

1.	All rights and preferences of the Fund and the Shares are as set forth in the Trust Instrument and the Amended and Restated Bylaws of the Trust dated March 4, 2015 and the Amended and Restated Bylaws of the Trust dated February 18, 2014.

IN WITNESS WHEREOF, the undersigned have executed this instrument the 16th day of May, 2017, effective as of April 26, 2017.

/s/ Gilbert G. Alvarado
Gilbert G. Alvarado

/s/ Joseph B. Armes
Joseph B. Armes

/s/ Gerard J. Arpey
Gerard J. Arpey

/s/ Brenda A. Cline
Brenda A. Cline

/s/ Eugene J. Duffy
Eugene J. Duffy

/s/ Thomas M. Dunning
Thomas M. Dunning

/s/ Alan D. Feld
Alan D. Feld

/s/ Richard A. Massman
Richard A. Massman

/s/ Barbara J. McKenna
Barbara J. McKenna

/s/ R. Gerald Turner
R. Gerald Turner

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